Exhibit Fee Tables

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Watermark Lodging Trust, Inc.

(Name of registrant as specified in its charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,856,985,716.18	.0000927	$172,142.58
Fees Previously Paid	—		—
Total Transaction Value	$1,856,985,716.18
Total Fees Due for Filing			$172,142.58
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$172,142.58

(1)	Title of each class of securities to which transaction applies:

Class A Common Stock, $0.001 par value per share, of the Registrant ("Class A common stock")

Class T Common Stock, $0.001 par value per share, of the Registrant ("Class T common stock")

Series B Cumulative Redeemable Preferred Stock, $0.001 par value per share, of the Registrant ("Series B preferred stock")

(2)	Aggregate number of securities to which transaction applies:

168,067,403 shares of Class A common stock

61,095,773 shares of Class T common stock

1,861,568 shares of Class A common stock subject to issuance in settlement of restricted stock units granted under the Registrant's 2015 Long-Term Incentive Plan, as amended

2,417,996 shares of Class A common stock subject to issuance upon redemption of 2,417,996 Class A OP Units of CWI 2 OP, LP ("Class A OP units")

16,778,446 shares of Class A common stock subject to issuance upon redemption of 16,778,446 Class A OP units following exercise of 16,778,446 warrants to purchase such Class A OP units ("warrants")

231,254 shares of Series B preferred stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction is $1,856,985,716.18 (the "Total Consideration"). The Total Consideration was calculated by adding (a) the product of 169,928,971 shares of Class A common stock that are exchangeable for cash in the merger and the applicable merger consideration of $6.768 plus (b) the product of 61,095,773 shares of Class T common stock that are exchangeable for cash in the merger and the applicable merger consideration of $6.699 plus (c) the product of 2,417,996 Class A OP units exchangeable for cash in the merger and the applicable merger consideration of $6.768 plus (d) the estimated aggregate price of $38,443,589.00 to be paid with respect to the purchase of 16,778,446 warrants plus (e) the estimated aggregate redemption price of $242,817,271.20 to be paid with respect to 231,254 shares of Series B preferred stock. The filing fee equals the product of .0000927 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	—					—	—
Fee Offset Sources	—					—	—